To Our Shareholders:

We are pleased to provide you with this report on Citizens Financial Corp.’s financial performance for the first half of 2006 and its financial condition as of June 30, 2006.

Net income for the second quarter of $534,000 brings our six month total to $1,104,000. This is $291,000 more than at June 30, 2005 and is the result of improvements in both net interest income and noninterest income. Noninterest expense has increased due to several one-time costs but only by a modest 2.3%. In view of these items, the upward pressure we have faced on deposit rates, and the continued price sensitive nature of our lending markets, we are generally pleased with these results.

Asset growth was not expected to be significant this year and, as of June 30, growth has been a minimal $557,000. Deposits, which were slightly inflated at year-end, have been steady but we continue to see relatively good loan demand. Gross loans have increased by $11.8 million so far this year. This growth has largely been funded by the use of maturing investment securities and liquidating our overnight fed funds sold.

We have undertaken several initiatives in 2006 which we believe will lay the foundation for improved operations and better customer service. As you already know, we changed our data processor earlier this year. To date, that change has proven successful in reducing costs and enhancing the capability of our information systems. We are also committed to streamlining our loan operations and introducing check imaging in the near future. These and other ongoing efforts are designed to change the way we operate without changing our commitment to providing superior, personalized customer service.

As we continue our efforts to excel as a community bank we’d like to thank each of our employees, shareholders and customers for the privilege of working with and for them.

Sincerely,

/s/ Max L. Armentrout	/s/ Robert J. Schoonover
Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

STATEMENTS OF CONDIITON-(Unaudited)

	June 30,
ASSETS
	2006	2005
Cash and due from banks	$5,851,965	$4,981,174
Federal funds sold	38,823	2,593,638
Securities available for sale	58,841,028	59,673,993
Loans, less allowance for loan losses of $ 1,778,210 and $ 1,542,292, respectively	163,842,183	147,705,442
Premises and equipment	4,106,547	4,186,320
Accrued interest receivable	1,271,972	1,142,984
Other assets	4,794,420	4,468,644
Total assets	$238,746,938	$224,752,195

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Noninterest bearing	$25,148,322	$22,702,726
Interest bearing	160,115,720	155,150,071
Total deposits	185,264,042	177,852,797
Short-term borrowings	26,978,015	18,535,653
Long-term borrowings	4,281,947	6,339,034
Other liabilities	2,330,311	1,756,898
Total liabilities	218,854,315	204,484,382

Common stock, authorized 4,500,000 and 2,250,000 shares of $2.00 par value, issued 2,250,000 and 750,000 shares, respectively	4,500,000	1,500,000
Additional paid in capital	-	2,100,000
Retained earnings	20,465,125	20,089,924
Treasury stock, at cost, 404,438 and 129,187 shares, respectively	(3,539,232)	(3,233,344)
Accumulated other comprehensive income	(1,533,270)	(188,767)
Total shareholders'equity	19,892,623	20,267,813
Total liabilities and shareholders' equity	$238,746,938	$224,752,195

STATEMENTS OF INCOME-(Unaudited)
	Six months ended June 30,
INTEREST INCOME
	2006	2005
Interest and fees on loans	$6,164,861	$5,059,386
Interest and dividends on securities:
Taxable	1,058,505	801,478
Tax-exempt	150,919	162,548
Interest on federal funds sold	22,968	41,384
Total interest income	7,397,253	6,064,796

INTEREST EXPENSE

Interest on deposits	2,168,974	1,478,851
Interest on short-term borrowings	392,950	196,149
Interest on long-term borrowings	92,244	71,027
Total interest expense	2,654,168	1,746,027
Net interest income	4,743,085	4,318,769
Provision for loan losses	206,000	205,999
Net interest income after provision for loan losses	4,537,085	4,112,770

NONINTEREST INCOME

Trust department income	96,181	92,521
Service fees	408,941	361,496
Insurance commissions	10,966	10,343
Securities gains/(losses)	(17,694)	-
Brokerage income	63,941	36,466
Secondary market loan fees	65,570	58,253
Other	149,652	119,558
Total noninterest income	777,557	678,637

NONINTEREST EXPENSE

Salaries and employee benefits	1,884,944	1,844,443
Net occupancy expense	181,138	185,912
Equipment expense	236,752	237,697
Data processing	305,597	311,544
Director fees	129,688	118,318
Postage expense	89,490	85,174
Professional service fees	205,592	144,264
Stationery	74,526	78,958
Purchased software	89,146	123,632
Other	503,907	488,491
Total noninterest expense	3,700,780	3,618,433
Income before income taxes	1,613,862	1,172,974
Income tax expense	509,366	359,745
Net income	$1,104,496	$813,229

Basic and fully diluted earnings per common share	$0.60	$0.44

Average common shares outstanding	1,850,677	1,868,349

Dividends per common share	$0.24	$0.20

OFFICERS

Citizens Financial Corp.

MAX L. ARMENTROUT
Chairman of the Board

ROBERT J. SCHOONOVER
President and Chief Executive Officer

WILLIAM T. JOHNSON, JR.
Vice President

THOMAS K. DERBYSHIRE, CPA
Vice President and Treasurer

LEESA M. HARRIS
Secretary

DIRECTORS

Citizens Financial Corp.

ROBERT NORMAN ALDAY
MAX L. ARMENTROUT
WILLIAM J. BROWN
EDWARD L. CAMPBELL
JOHN F. HARRIS
WILLIAM T. JOHNSON, JR.
CYRUS K. KUMP
ROBERT J. SCHOONOVER
L.T. WILLIAMS
JOHN A. YEAGER, CPA

PAUL J. JOSEPH
Director Emeritus

CITIZENS NATIONAL BANK

MAX L. ARMENTROUT
WILLIAM J. BROWN
EDWARD L. CAMPBELL
JOHN F. HARRIS
WILLIAM T. JOHNSON, JR.
DICKSON W. KIDWELL
CYRUS K. KUMP
FRANKLIN M. SANTMYER, JR.
ROBERT J. SCHOONOVER
THOMAS A. WAMSLEY
L. T. WILLIAMS
C. CURTIS WOODFORD
JOHN A. YEAGER, CPA

PAUL J. JOSEPH
Director Emeritus